Exhibit 10.2
NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK GRANT

YETI HOLDINGS, INC.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

Name of Grantee: [•]

Target Number of Shares of
Restricted Stock: [•]

Date of Grant: [•]

Vesting: In general, and with certain exceptions set forth below, the vesting of your Restricted Stock award is subject to (i) the attainment of the performance measures set forth below, and (ii) to the extent the performance measures are attained, an additional time-based vesting requirement set forth below. These requirements, and the exceptions, are set forth in more detail below. This performance-based Restricted Stock award shall be referred to herein as your “Award”.

Performance Period: The performance period for your Award shall commence on December 29, 2019 and end on December 31, 2022 (the “Performance Period”).

Performance Vesting: The vesting of your Award shall be subject to two performance measures during the Performance Period: Cumulative Free Cash Flow and relative Total Shareholder Return (as such terms are defined in Annex A). In general, the number of shares of Restricted Stock subject to your Award that are eligible to become vested shall be determined by the achievement of Cumulative Free Cash Flow levels, which may be modified for relative Total Shareholder Return performance, all of which are described in further detail below.

Cumulative Free Cash Flow. The target number of shares of Restricted Stock subject to your Award set forth above (“Target PBRS”) are subject to a performance vesting requirement based on the achievement of Cumulative Free Cash Flow levels. The percentage of your Target PBRS, which may be modified for relative Total Shareholder Return performance, that will be subject to the time-based vesting requirements described below will be determined with reference to the Company’s achievement of threshold, target and maximum Cumulative Free Cash Flow levels that have been approved by the Committee, with potential vesting determined in accordance with the table below:

Cumulative Free Cash Flow Levels	% of Target PBRS Eligible to Become Vested (Before Relative Total Shareholder Return Modification, if any)
Less Than Threshold	0%
Threshold	50%
Target	100%
Maximum or greater	200%

All of your Target PBRS will automatically terminate at the end of the Performance Period without consideration if the Company achieves a Cumulative Free Cash Flow level below the threshold level. If the Company achieves a Cumulative Free Cash Flow level between the threshold and target level or between the target and maximum level, the percentage of your Target PBRS that may be subject to further modification for relative Total Shareholder Return and the time-based vesting requirements described below will be pro-rated on a straight-line basis between the two applicable percentages listed in the table above. The maximum percentage of your Target PBRS that may become subject to further modification for relative Total Shareholder Return and the time-based vesting requirements described below is the maximum percentage listed in the table above. Any of your Target PBRS that are not eligible to become vested hereunder at the end of the Performance Period based on the achievement of Cumulative Free Cash Flow levels will automatically terminate at the end of the Performance Period for no consideration. The number of shares of Restricted Stock subject to your Award that are eligible to become vested based on Free Cash Flow performance are referred to as the “Free Cash Flow PBRS.”

Relative Total Shareholder Return. The number of Free Cash Flow PBRS that will be subject to the time-based vesting requirements described below may be modified based on the percentile ranking of the Company’s Total Shareholder Return among the Total Shareholder Returns of the companies comprising the Comparison Group (as defined in Annex A), with performance determined with reference to the goals set forth in the table below:

Total Shareholder Return Percentile Rank	% of Free Cash Flow PBRS Eligible to Become Vested
≤25%	80%
Between 25% and 75%	100% (i.e., no modification)
≥75%	120%

Notwithstanding anything to the contrary in this Award Agreement, the maximum percentage of your Target PBRS that may become subject to the time-based vesting requirements described below is two hundred percent (200%) of your Target PBRS. Any Free Cash Flow PBRS shares that are not eligible to become vested based on the relative Total Shareholder Return modification at the end of the Performance Period will automatically terminate at the end of the Performance Period for no consideration.

Adjustments. The Committee shall equitably and proportionately adjust Cumulative Free Cash Flow, Total Shareholder Return or the targets or ranking of Cumulative Free Cash Flow or Total Shareholder Return set forth above, as the case may be, to preserve the intended incentives of your Award as necessary to account for the impact of any corporate transaction or event in accordance with Section 11 of the Plan. The Committee shall have the sole discretion to determine the levels of performance achieved and the number of shares of Restricted Stock subject to your Award that may become vested under this Award Agreement.

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Time Vesting: Except as provided below, any portion of your Award that becomes eligible for time- based vesting based on the performance measures above will vest if you are continuously employed by or providing services to the Company or any of its Subsidiaries on the last day of the Performance Period. If your employment or service terminates prior to the last day of the Performance Period for any reason other than described below, your Award shall terminate in accordance with the Terms and Conditions of Performance-Based Restricted Stock Award. For purposes of this Award Agreement, “continuously employed by or providing services to” (or substantially similar terms) means the absence of any interruption or termination of your employment with, or services to, the Company or any of its Subsidiaries. Continuous employment or service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

Death/Disability: If your employment or service with the Company or any of its Subsidiaries terminates prior to the end of the Performance Period due to your death or Disability (as defined in Annex A), then the Target PBRS will become vested on the date of such death or Disability.

Change in Control. If a Change in Control occurs during the Performance Period while you are continuously employed by, or providing services to, the Company or any of its Subsidiaries, the Performance Period will be deemed to end immediately prior to the consummation of the Change in Control and the Target PBRS (the “CIC PBRS”) shall be eligible to become vested pursuant to the terms below.

In connection with a Change in Control, if the CIC PBRS are not continued, replaced or assumed, the CIC PBRS shall become vested as of immediately prior to such Change in Control.

In connection with a Change in Control, if the CIC PBRS are continued, replaced or assumed by providing you a Replacement Award (as defined in Annex A), the Replacement Award shall not be subject to any performance vesting and will vest on the last day of the Performance Period, subject to your continued employment with, or service to, the Company, a Subsidiary or any successor entity through such date. If, after receiving a Replacement Award, you experience a termination of your employment or service with the Company, a Subsidiary or any successor entity (i) due to death or Disability, or (ii) either by the Company (or Subsidiary or successor entity) without Cause or by you for Good Reason (as such terms are defined in Annex A) during the two-year period following the date of such Change in Control, then any unvested portion of your Replacement Award shall vest as of such termination date.

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By signing your name below, you accept this Award and acknowledge and agree that the Award is granted under and governed by the terms and conditions of the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”) and the Terms and Conditions of Performance-Based Restricted Stock Award (including any additional terms and conditions for your country (if you are located outside of the United States) that the Committee deems necessary to be set forth in an Appendix that would form part of the Terms and Conditions of Performance-Based Restricted Stock Award), both of which are hereby made a part of this document. Capitalized terms are defined in the Plan if not defined herein or in Annex A.

“GRANTEE” ________________________________ Signature	YETI HOLDINGS, INC., a Delaware Corporation ________________________________ By: [●] Its: [●]
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TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK AWARD

YETI HOLDINGS, INC.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Grant of Restricted Stock. These Terms and Conditions of Performance-Based Restricted Stock Award (these “Terms”) apply to a particular restricted stock award (the “Award”) if incorporated by reference in the Notice of Performance-Based Restricted Stock Grant (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Date of Grant.” The Award was granted under and subject to the Yeti Holdings, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”). The number of shares covered by the Award are subject to adjustment under Section 11 of the Plan. Capitalized terms are defined in the Plan if not defined herein or in Annex A. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Award Agreement” applicable to the Award.

2.Vesting. As set forth in the Grant Notice, this Award shall vest based on achievement of certain performance measures at the end of a performance period, subject to earlier termination or acceleration and subject to adjustment as provided in the Award Agreement and in the Plan. Except as expressly provided in the Grant Notice, no portion of the Award will become vested (regardless of performance) unless the applicable time-based vesting requirement in the Grant Notice is satisfied. The Committee shall determine whether the applicable performance measures have been achieved, and the vesting of the Award is subject to the Committee’s determination.

3.No Employment/Service Commitment. Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Grantee’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee under any written employment agreement with the Company or any of its Subsidiaries.

4.Voting Rights and Dividend. Except for the restrictions described in this Award Agreement and the Plan, the Grantee shall be deemed a Stockholder with respect to the Restricted Stock covered by the Award, including the right to exercise voting rights with respect thereto, subject to the following restrictions: (i) the Grantee shall not be entitled to delivery of the appropriate number of shares of Common Stock subject to the Award until such shares become vested and transferable, all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed; (ii) no dividends or other distributions payable with respect to a share of Common Stock subject to the Award shall be paid until and unless such share becomes vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”); and (iii) shares of Common Stock subject to this Award and any Accumulated Dividends with respect to such shares shall be forfeited and all rights of the Grantee to such shares and Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless such shares of Restricted Stock become vested pursuant to Section 2 hereof.

5.Restrictions on Transfer. Prior to the time the shares of Restricted Stock underlying the Award are vested, no portion of the Award nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.

6.Stock Certificate. Unless otherwise directed by the Committee, (i) no stock certificates representing any shares of Restricted Stock underlying the Award will be issued until such shares become vested pursuant to Section 2 hereof and (ii) all shares of Restricted Stock underlying the Award will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.Effect of Termination of Employment or Services. Except as otherwise provided in the Grant Notice, the shares of Restricted Stock subject to the Grantee’s Award shall terminate to the extent such shares have not become vested upon the first date the Grantee is no longer employed by or providing services to the Company or one of its Subsidiaries, regardless of the reason for the termination of such employment or services, whether with or without cause, voluntarily or involuntarily. If the Grantee is employed by or providing services to a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment or services of the Grantee for purposes of this Award Agreement, unless the Grantee otherwise continues to be employed by or providing services to the Company or another of its Subsidiaries following such event. If the Grantee is not an employee or director of the Company or a Subsidiary, the Committee shall be the sole judge for purposes of this Award Agreement whether the Grantee continues to render services to the Company or a Subsidiary and the date, if any, upon which such services shall be deemed to have terminated. The Company shall have no obligation as to any portion of the Award that is terminated pursuant to the Grant Notice or this Section 7.

8.Adjustments Upon Specified Events. Upon the occurrence of certain events or transactions relating to the Company’s stock contemplated by Section 11 of the Plan, the Committee will make adjustments if appropriate in the number of shares of Restricted Stock underlying the Award and the number and kind of securities that may be issued in respect of the Award.

9.Tax Withholding. To the extent permitted by applicable law, upon any vesting of the Restricted Stock subject to the Award, the Company shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then Market Value per Share, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such vesting at any applicable withholding rates. In the event that the Company cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Grantee makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Company (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.

10.Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Grantee is no longer an employee of the Company or one of its Subsidiaries, shall be deemed to have been duly given by the Company when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

11.Plan. The Award and all rights of the Grantee under this Award Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and of this Award Agreement. The Grantee acknowledges reading and understanding the Plan and this Award Agreement. In the event of any inconsistency between this Award Agreement and the Plan, the terms of the Plan will govern. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

12.Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 18 of the Plan. Such amendment to this Award Agreement must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder (other than as deemed necessary to ensure compliance with applicable laws), but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

13.Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

14.Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

15.Governing Law. This Award Agreement and the rights of the parties hereunder with respect to the Award shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

16.Clawback Policy. The Award is subject to the terms of the Company’s compensation clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock or any shares of Common Stock or other cash or property received with respect to the Restricted Stock (including any value received from a disposition of the shares acquired upon vesting of the Restricted Stock).

17.Six-Month Delay. Notwithstanding any provision of these Terms to the contrary, if the Grantee is a “specified employee” as defined in Section 409A of the Code, the Grantee shall not be entitled to any payment with respect to the Award in connection with the Grantee’s “separation from service” (as that term is used for purposes of Section 409A of the Code) until the earlier of (a) the date which is six (6) months after the Grantee’s separation from service for any reason other than the Grantee’s death, or (b) the date of the Grantee’s death. Any amounts otherwise payable to the Grantee following the Grantee’s separation from service that are not so paid by reason of this Section 17 shall be paid as soon as practicable for the Company (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). The provisions of this Section 17 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

18.Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.

19.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Award Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

20.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, Affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award or the making of an election under Section 83(b) of the Code with respect to the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 9 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

Annex A
Definitions

“Cause” shall have the meaning set forth for “Termination for Cause” or “Cause” in any employment agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by the Company or any Subsidiary other than pursuant to an employment agreement or the Grantee’s employment agreement does not include a definition of “Termination for Cause” or “Cause”, “Cause” means (i) the Grantee’s indictment (or other criminal charge against the Grantee) for a felony, or the Grantee’s commission of fraud against the Company, any of its Subsidiaries or Affiliates, (ii) conduct by the Grantee that brings the Company or any of its Subsidiaries or Affiliates into substantial public disgrace or disrepute, (iii) the Grantee’s gross negligence or gross misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (iv) the Grantee’s insubordination to, or failure to follow the lawful directions of, the Board, the Chief Executive Officer of the Company or the individual to whom the Grantee reports, which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, (v) the Grantee’s material violation of any restrictive covenant agreement between the Grantee and the Company or any of its Subsidiaries or Affiliates, (vi) the Grantee’s breach of a material employment policy of the Company or YETI Coolers, LLC which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, or (vii) any other material breach by the Grantee of any agreement with the Company or any of its Subsidiaries or Affiliates, which, if curable, is not cured within thirty (30) days after written notice thereof to the Grantee. Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting “Cause” shall not preclude any subsequent occurrences of such event (or a similar event) from constituting “Cause.”

“Comparison Group” means the companies in the Russell 2000 Index on the first day of the Performance Period. The Comparison Group shall be subject to reasonable adjustment as set forth below by the Committee in its sole discretion for changes that occur prior to the end of the Performance Period. In the event of a merger or other business combination of two Comparison Group members, the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparison Group so long as its common stock (or similar equity security) is listed or traded on a national securities exchange as of the end of the Performance Period. In the event that a member of the Comparison Group is acquired by a company that is a non-member during the Performance Period, or the common stock (or similar equity security) of such member is not listed or traded on a national securities exchange at the end of the Performance Period, such member shall be excluded from the Comparison Group. In the event that a member of the Comparison Group becomes bankrupt or insolvent during the Performance Period, such member shall not be excluded from the Comparison Group but will be the lowest ranked member of the Comparison Group for purposes of determining percentile ranking of the Company’s Total Shareholder Return among the Total Shareholder Returns of the members of the Comparison Group as described in the Grant Notice.

“Cumulative Free Cash Flow” means the cumulative amount of Free Cash Flow for each fiscal year during the Performance Period.

“Disability” shall mean that the Grantee, because of accident, disability, or physical or mental illness, is incapable of performing the Grantee’s duties to the Company or any Subsidiary, as determined by the Board. Notwithstanding the foregoing, the Grantee will be deemed to have become incapable of performing the Grantee’s duties to the Company or any Subsidiary, if the Grantee is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

“Free Cash Flow” equals the Cash Flows from Operating Activities for the applicable fiscal year (calculated using the methodology and GAAP principles in effect at the start of the Performance Period) minus the capital expenditures for the applicable fiscal year, as determined by the Committee. When determining Free Cash Flow, the Committee shall make appropriate adjustments to eliminate the impact of (a) litigation or claim judgments or settlements, (b) the effect of changes in tax laws, accounting principles (other than changes to the methodology and GAAP principles used to calculated Free Cash Flow in effect at the start of the Performance Period), or other laws or provisions affecting reported results, (c) any transformation, reorganization and restructuring program effects, (d) extraordinary, unusual and/or nonrecurring items of gain or loss, (e) foreign exchange impacts, or (f) mergers, acquisitions, and dispositions.

“Good Reason” shall have the meaning and conditions set forth for “Termination for Good Reason” or “Good Reason” in any employment agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by the Company or any Subsidiary other than pursuant to an employment agreement or the Grantee’s employment agreement does not include a definition of “Termination for Good Reason” or “Good Reason”, “Good Reason” means, with respect to the Grantee, the occurrence of any one or more of the following events at any time during the Grantee’s employment with the Company or any of its Affiliates without the Grantee’s consent:

•a material reduction in either the Grantee’s base salary or the Grantee’s target annual incentive compensation amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10%;

•a material diminution in the Grantee’s authority, duties or responsibilities;

•any material breach of the Grantee’s severance plan or any equity agreement by the Company or any of its Affiliates; or

•the involuntary relocation of the Grantee’s principal place of employment to a location more than thirty-five (35) miles beyond the Grantee’s principal place of employment as of the Date of Grant.

Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (A) the Grantee provides the Company or the applicable Affiliate with written notice of the existence of an event described above within (60) days following the occurrence thereof, (B) the Company or the applicable Affiliate does not remedy such event within thirty (30) days following receipt of the notice described in the preceding clause (A), and (C) the Grantee terminates employment within thirty (30) days following the end of the cure period specified in clause (B). The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock) as the CIC PBRS, (ii) that has a value at least equal to the value of the CIC PBRS, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Grantee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the CIC PBRS, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replacement Award than the terms and conditions of the CIC PBRS (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the CIC PBRS or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the CIC PBRS if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions described herein are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

“Total Shareholder Return” means a company’s total shareholder return over the Performance Period assuming that any dividends are reinvested in the company’s stock on the ex-dividend date, and shall be calculated using (i) the average stock price at the close of regular trading for the relevant stock on the principal exchange on which the relevant stock is listed or traded for the 20-trading-day period ending with the last day on which the applicable exchange is open for trading preceding the first day of the Performance Period, and (ii) the average stock price at the close of regular trading for the relevant stock on the principal exchange on which the relevant stock is listed or traded for the 20-trading-day period ending with the last trading day of the Performance Period .